UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2015
Northern Tier Energy LP
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35612 (Commission File Number)	80-0763623 (IRS Employer Identification Number)

38C Grove Street, Suite 100 Ridgefield, Connecticut 06877 (Address of principal executive offices)

(203) 244-6550 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2015, Northern Tier Energy LP (the “Partnership”) announced that David Bonczek has elected to resign as Chief Financial Officer of Northern Tier Energy GP LLC (the “General Partner”), the general partner of the Partnership, and Northern Tier Energy LLC (the “Company”), effective March 16, 2015.

On January 26, 2015, the Partnership announced the appointment of Karen B. Davis as Executive Vice President of the General Partner and the Company, effective February 2, 2015, and Executive Vice President and Chief Financial Officer of the General Partner and the Company, effective March 16, 2015. Ms. Davis, 58, joins the General Partner and the Company from Western Refining Logistics GP, LLC, where she served as Chief Financial Officer since December 2014. Previously, Ms. Davis served as the Chief Accounting Officer of PBF Energy Inc., an independent crude oil refiner, and PBF Logistics GP LLC, the general partner of PBF Logistics LP, a master limited partnership, from February 2011 to November 2014, and Global Controller of Petroplus Holdings AG, a public independent refiner and wholesaler of petroleum products, from October 2009 to December 2010. Prior to this, Ms. Davis served in various chief financial officer and financial reporting officer positions with public and private companies in the United States.

Ms. Davis will receive an initial bonus under the 2014 Incentive Compensation Plan with a target equal to $206,250 and a possible payout range between 100% and 150% of target; a base salary of $340,000; an annual performance bonus opportunity under the Northern Tier 2015 Performance Bonus Program with a target of 100% of base salary and possible payout range between 0% and 200% of target; as well as relocation benefits.   Effective upon Ms. Davis commencing employment, she will also be granted two awards under the Partnership’s 2012 Long-Term Incentive Plan (the “Plan”) each with a grant date fair value of $340,000: (i) time-based phantom units that vest ratably on the third Wednesday in January of each of the three years following the date of grant, and (ii) performance phantom units that vest in January 2018, and are subject to possible payout between 0% and 200% based on specified performance criteria. Vesting of both the time-based and performance-based phantom units is subject to Ms. Davis’ continued employment. The descriptions of Ms. Davis’ bonus opportunities and phantom units are qualified in their entirety by reference to the full text of the (a) Form of Time-Based Phantom Unit Agreement and the 2014 Incentive Compensation Plan and (b) the 2015 Performance Bonus Program and the Form of Performance-Based Phantom Unit Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to the Current Reports on Form 8-K filed with the Securities and Exchange Commission on May 2 and December 8, 2014, respectively, and incorporated herein by reference.

The Company plans to enter into an employment agreement with Ms. Davis which will provide for an initial three-year term and will be automatically extended for successive one-year terms unless either party gives notice prior to the end of the term to the other party. The agreement will contain certain confidentiality and non-competition requirements. It will also provide certain benefits to Ms. Davis upon an involuntary termination without cause outside of a change of control period, including severance equal to two times her annual base salary and continued participation in certain medical, dental, and vision plans for a period of up to two years. In addition, if her employment is involuntarily terminated without cause during a change of control period, Ms. Davis would also be entitled to an amount equal to two times her annual bonus and immediate vesting of all unvested awards under the Plan.

The Company also plans to enter into an indemnification agreement with Ms. Davis that will require the Company to indemnify her to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified.

The descriptions of the employment agreement and indemnification agreement are qualified in their entirety by reference to the full text of the Form of Employment Agreement for Executive Officers and the Form of Indemnification Agreement for Executive Officers, filed as Exhibits 10.1 and 10.2 to this Current Report and Form 8-K, respectively, and incorporated herein by reference.

On January 26, 2015, the Partnership issued a press release announcing the resignation of Mr. Bonczek effective March 16, 2015, and the appointment of Ms. Davis as Executive Vice President effective February 2, 2015, and as Executive Vice President and Chief Financial Officer effective March 16, 2015.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Form of Employment Agreement for Executive Officers
10.2	Form of Indemnification Agreement for Executive Officers
99.1	Press Release dated January 26, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Northern Tier Energy LP

By: Northern Tier Energy GP LLC,
its general partner

By: /s/ Melissa M. Buhrig
Name: Melissa M. Buhrig
Title: Executive Vice President, General Counsel and Secretary

Dated: January 26, 2015